TO:	Arturo Rodriguez

FROM:	Curtis G. Solsvig III

DATE:	January 29, 2008

RE:	YOUR EMPLOYMENT WITH ATARI, INC.

Based upon our recent conversation, I wanted to provide you with this letter agreement which outlines our discussions and Atari, Inc.’s commitment to you going forward.
We have determined and agreed that for your commitment to Atari, Inc. through the filing of the March 31, 2008 Form 10-K (or earlier, as set forth below), we offer you a bonus (“Retention Bonus”) equal to three (3) months of your current base salary. This Retention Bonus will be paid within ten business days following the earlier of (i) termination of your employment by Atari, Inc. (ii) the filing of the March 31, 2008 Form 10-K, or (iii) July 31, 2008.
We have also determined and agreed that upon the earlier of (i) termination of your employment by Atari, Inc., (ii) the filing of the March 31, 2008 Form 10-K, or (iii) July 31, 2008, you have an unequivocal, irrevocable option at your discretion, to separate your employment with Atari, Inc. (“Separation Option”). From the applicable trigger date you will be able to exercise the Separation Option at any time with no less than fifteen (15) days notice. If you exercise such Separation Option, Atari, Inc. will provide you with a severance of twenty six (26) weeks of your current base salary plus current elected benefits, on our regularly scheduled paydays.
During this time, your job title, base salary and benefits remain the same, except that if your replacement is hired prior to the triggering events set forth above your title may be changed to denote that you are sharing or transitioning your current responsibilities. Additionally, you agree to continue to abide by all of the provisions of the Atari, Inc. standard Proprietary Information and Inventions Agreement, as well as the Code of Ethics, Standards of Conduct and Confidentiality that you have signed at an earlier date and to hold in confidence any proprietary or confidential information received as an employee of Atari, Inc.
If you accept the terms of this letter agreement, please signify so by signing and returning a copy to Human Resources. Should you have any questions, please do not hesitate to contact me.

Sincerely, Atari, Inc.
By:	/s/ Curtis G. Solsvig III
Curtis G. Solsvig III
Chief Restructuring Officer

Understood and Accepted:
Name:	/s/ Arturo Rodriguez	Date: 1/29/08